PLACEMENT AGENT AGREEMENT

December 3, 2004

Cohen & Steers Capital Advisors, LLC

757 Third Avenue

New York, New York 10017

Re: Placement of Securities of Associated Estates Realty Corporation

Dear Sirs:

This letter (the "Agreement") confirms our agreement to retain Cohen & Steers Capital Advisors, LLC (the "Placement Agent") as our exclusive agent for a period commencing on the date of this letter and terminating on January 3, 2005, unless extended by the parties, to introduce Associated Estates Realty Corporation, an Ohio corporation (the "Company"), to certain investors as prospective purchasers (the "Offer") 8.7% of depository shares ("Depositary Shares"), each representing a 1/10 fractional interest in a Class B Series II Cumulative Redeemable Preferred Share of the Company (the "Securities"). The engagement described herein (i) may be terminated by the Company at any time prior to the Closing Date (as defined below) subject to the provisions of Section 3(c)and (ii) shall be in accordance with applicable laws and pursuant to the following procedures and terms and conditions:

1. The Company will:

(a) Cause the Company's independent public accountants to address to the Company and the Placement Agent and deliver to the Company, the Placement Agent and the Purchasers (as such term is defined in the Purchase Agreement(s) dated the date hereof between the Company and the purchasers party thereto (all such agreements, collectively, the "Purchase Agreement")) (i) a letter or letters (which letters are frequently referred to as "comfort letters") dated the date hereof, and (ii) if so requested by the Placement Agent, a "bring-down" comfort letter, delivered on and dated each date on which the sale of all or a portion of the Securities is consummated pursuant to the Purchase Agreement (each such date, a "Closing Date" and the time of such consummation on any such Closing Date, a "Closing"), which, with respect to the letter or letters referred to in clause (i) above, will be substantially in the form attached hereto as Annex I, and with respect to the letter referred to in clause (ii) above, will be in form and substance reasonably satisfactory to the Placement Agent.

(b) On the Closing Date, cause outside counsel to the Company to deliver opinions to the Placement Agent and the Purchasers substantially in the form of Annex II hereto.

(c) As soon as practicable after the Closing, apply for listing the Preferred Securities for trading on the New York Stock Exchange, Inc. ("NYSE") and will use its reasonable best efforts to obtain approval from the NYSE with respect to such listing as soon as reasonably practicable within 30 days after the Closing Date and, if such approval is not obtained within 30 days, to continue to use its reasonable best efforts to obtain such approval as soon as practicable thereafter.

(d) Prior to Closing, the Company shall not sell or approve the solicitation of offers for the purchase of additional Securities in excess of the amount which shall be authorized by the Company or in excess of the aggregate offering price of the Securities pursuant to the Offer.

2. The Company understands and agrees that the Placement Agent is being retained solely to use its reasonable efforts to introduce the Company to potential purchasers of the Securities. The Placement Agent shall have no obligation to underwrite or purchase any Securities. The Company authorizes the Placement Agent to use the Prospectus in connection with the Offer.

3. (a) The Placement Agent will use reasonable efforts on behalf of the Company in connection with the Placement Agent's services hereunder. No offers or sales of Securities shall be made to any person except by the Company. The Placement Agent's aggregate fee for its services hereunder will be (i) 1.5% of gross proceeds of the Securities sold (other than Securities sold to Cohen & Steers Capital Management) and (ii) 1.0% of gross proceeds of the Securities sold to Cohen & Steers Capital Management, if any. Such fee shall be payable by the Company at and subject to the consummation of the Closing. The Company, upon consultation with the Placement Agent, may establish in the Company's reasonable discretion a minimum amount of Securities to be sold in the offering contemplated hereby. The Placement Agent will not enter into any agreement or arrangement with any broker, dealer or other person in connection with the placement of Securities (collectively, "participating person(s)") which will obligate the Company to pay additional fees or expenses to or on behalf of a participating person without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), it being understood that Jefferies & Company will be acting as settlement agent ("Settlement Agent") on behalf of the Company in connection with the Offer and the Company will pay the fees and expenses of the Settlement Agent in connection therewith.

(b) The Company agrees that it will pay the costs and expenses incident to the performance of the obligations hereunder whether or not any Securities are offered or sold pursuant to the Offer, including, without limitation (i) all reasonable and customary mailing and handling costs and expenses incurred by dealers and brokers (including your counsel) (subject to the last sentence of paragraph 3(b)), commercial banks, trust companies and nominees incurred in forwarding the Prospectus to their customers, (ii) the filing fees and expenses, if any, incurred with respect to any filing with the NYSE, (iii) all costs and expenses incident to the preparation, issuance, execution and delivery of the Securities, (iv) all costs and expenses (including filing fees) incident to the preparation, printing and filing under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement and the prospectus forming a part thereof, including, without limitation, in each case, all exhibits, amendments and supplements thereto, (v) all costs and expenses incurred in connection with the required registration or qualification of the Securities issuable under the laws of such jurisdictions as the Placement Agent may designate, if any (including, without limitation, reasonable fees of counsel for the Placement Agent and its reasonable disbursements), (vi) all costs and expenses incurred by the Company in connection with the printing (including word processing and duplication costs) and delivery of the Prospectus (including, without limitation, any preliminary and supplemental blue sky memoranda) including, without limitation, mailing and shipping, (vii) all fees and expenses incurred in marketing the Offer, and (viii) the fees and disbursements of Baker & Hostetler LLP, counsel to the Company, and any other counsel to the Company, and PricewaterhouseCoopers, LLP, auditors to the Company. In addition, the Company agrees to reimburse the Placement Agent for all out-of-pocket expenses of the Placement Agent in connection with the Offer, including, without limitation, its reasonable travel expenses and other disbursements in connection with the Offer; provided, however, that the Company shall not be obligated to reimburse the Placement Agent or pay the Placement Agent's counsel for any of such counsel's legal fees, expenses and disbursements incurred in connection with the Offer.

(c) Notwithstanding anything to the contrary contained herein, in the event the Company shall issue and sell any Securities to any purchasers introduced to the Company by the Placement Agent within 12 months following the termination of this agreement by the Company, the Company shall, upon the closing in respect of any such offer and sale, pay to the Placement Agent an amount in cash equal to the fees in Section 3(a) that would have been payable to Placement Agent if this Agreement had not been terminated.

4. The Company and the Placement Agent hereby agree as follows:

(a) The Company will indemnify and hold harmless the Placement Agent and each of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents, and each person, if any, controlling the Placement Agent or any of its affiliates within the meaning of either Section 15 of the Act, or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, liabilities or costs (and any reasonable legal or other expenses incurred by such Placement Agent in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) in any way relating to, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined below) or the Prospectus (as defined below) (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or in any way relating to, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such indemnity agreement shall not, however, apply to any such loss, claim, damage, liability, cost or expense which is held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of the gross negligence or willful misconduct of the Placement Agent or any indemnitee described in this paragraph 4(a).

(b) The Placement Agent will indemnify and hold harmless the Company and each of its directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person controlling the Company or any of its affiliates within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs or expenses (and any reasonable legal or other expenses incurred by such indemnitee in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) (i) which are held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of the gross negligence or willful misconduct of such Placement Agent or any of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents, or any person, if any, controlling the Placement Agent or any of its affiliates within the meaning of Section15 of the Act or Section 20 of the Exchange Act or (ii) which result from violations by the Placement Agent of law or of requirements, rules or regulations of federal or state securities regulators, self-regulatory associations or organizations in the securities industry, stock exchanges or organizations with similar functions or responsibilities with respect to securities brokers or dealers, as determined by a court of competent jurisdiction or applicable federal or state securities regulators, self-regulatory associations or organizations in the securities industry or stock exchanges or organizations, as applicable.

(c) If any action, proceeding or investigation is commenced as to which any indemnified party hereunder proposes to demand indemnification under this Agreement, such indemnified party will notify the indemnifying party with reasonable promptness. The indemnifying party shall have the right to retain counsel of its own choice (which counsel shall be reasonably satisfactory to the indemnified party) to represent the indemnified party and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnified party and any additional counsel retained by the indemnified party at its own expense. The indemnifying party will not be liable under this Agreement for any settlement of any claim against the indemnified party made without the indemnifying party's written consent.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this paragraph 4 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in accordance with the relative benefits received from the offering and sale of the Securities by the Company, on the one hand, and the Placement Agent, on the other hand (it being understood that, with respect to the Placement Agent, such benefits received are limited to fees actually paid by the Company and received by the Placement Agent pursuant to this Agreement), and also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or costs, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Placement Agent shall not be obligated to contribute any amount hereunder that exceeds the fees received by the Placement Agent in respect to the offering and sale of the Securities.

5. The Company represents and warrants to the Placement Agent as of the date hereof and as of each Closing Date as follows:

(a) The Company meets the requirements for use of Form S-3 under the Act. The Company's Registration Statement (as defined below) was declared effective by the SEC (as defined below) and the Company has filed such post-effective amendments thereto as may be required prior to the execution of the Agreement and each such post-effective amendment became effective. The SEC has not issued, and to the Company's knowledge, the SEC does not intend nor has it threatened to issue, a stop order with respect to the Registration Statement, nor has it otherwise suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, nor, to the Company's knowledge, does it intend or has it threatened to do so. On the effective date, (i) the Registration Statement complied in all material respects with the requirements of the Act and the rules and regulations promulgated under the Act (the "Regulations"); at the effective date the Basic Prospectus (as defined below) complied, and at the Closing the Prospectus will comply, in all material respects with the requirements of the Act and the Regulations; and (ii) the Registration Statement at the effective date and as amended or supplemented on the date hereof and on the Closing Date did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus as of any such time, did not, does not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent or its affiliates expressly for use therein (it being understood by the parties hereto that the only such information furnished by the Placement Agent or its affiliates for use therein is the information contained in the fourth and fifth paragraphs under the heading "Plan of Distribution" in the Prospectus Supplement (as defined below)). As used in this Agreement, the term "Registration Statement" means the "shelf" registration statement on FormS-3 (File No. 333-22419) as declared effective by the Securities and Exchange Commission (the "SEC"), including exhibits, financial statements, schedules and documents incorporated by reference therein. The term "Basic Prospectus" means the prospectus included in the Registration Statement. The term "Prospectus Supplement" means the prospectus supplement specifically relating to the Securities as shall be filed with the SEC pursuant to Rule 424 under the Act in connection with the sale of the Securities. The term "Prospectus" means the Basic Prospectus and the Prospectus Supplement. Any reference in this Agreement to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein as of the date hereof or the date of the Prospectus, as the case may be, and any reference herein to any amendment or supplement to the Registration Statement or the Prospectus shall be deemed to refer to and include any documents filed after such date and through the date of such amendment or supplement under the Exchange Act and so incorporated by reference.

(b) Since the date as of which information is given in the Prospectus Supplement, except as otherwise stated therein, (A) there has been no material adverse change or any development involving a prospective material adverse change in or affecting the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and the subsidiaries of the Company, if any (the "Subsidiaries") considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (C) other than regular quarterly dividends, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(c) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Ohio. Each of the Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own and lease its properties and to conduct its business as described in the Prospectus; and each of the Company and its Subsidiaries is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise.

(d) As of the date hereof the authorized capital stock of the Company consisted of 41,000,000 common shares, without par value, 3,000,000 Class A preferred shares of which 225,000 have been designated as 9-3/4% Class A Cumulative Redeemable Preferred Shares (the "Class A Shares"), 3,000,000 Class B preferred shares of which (i)400,000 have been designated as Class B Series I Cumulative Preferred Shares and (ii) 232,000 have been designated as 8.7% Class B Series II Cumulative Redeemable Preferred Shares, and 3,000,000 non-cumulative preferred shares, of which 19,654,360 common shares, 225,000 Class A Shares and, after giving effect to the Offer, 232,000 8.7% Class B Series II Cumulative Redeemable Preferred Shares are issued and outstanding as of such date. The Company's issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable; the Securities have been duly authorized, and when issued and delivered as contemplated hereby, will be validly issued, fully paid and non-assessable and will be listed, subject to notice of issuance, on the NYSE, effective within 30 days after the Closing Date; the Securities, the deposit agreement between the Company and National City Bank, as Depositary, to be dated the Closing Date (the "Deposit Agreement") and the shares of the Company (including without limitation the Securities and the Depositary Shares) conform to all statements relating thereto contained in the Prospectus; and the issuance of the Securities is not subject to preemptive or other similar rights. No order halting or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to and is outstanding against the Company or its directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened.

(e) Neither the Company nor any of its Subsidiaries is in violation of its organizational documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject where such violation or default would have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise; and, the execution, delivery and performance of this Agreement, the Purchase Agreement, the Deposit Agreement and the issuance and delivery of the Securities and the Depositary Shares and the consummation of the transactions contemplated herein have been duly authorized by all necessary action by the Company and will not conflict with or constitute a material breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will any such action result in any violation of the provisions of the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries or any applicable law, administrative regulation or administrative or court decree.

(f) The Company is organized in conformity with the requirements for qualification and, as of the date hereof and as of each Closing Date, operates in a manner that qualifies it as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and will be so qualified after giving effect to the sale of the Securities.

(g) The Company is not required to be registered under the Investment Company Act of 1940, as amended.

(h) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened or contemplated, against or affecting the Company or any of its Subsidiaries, which is required to be disclosed in the Prospectus (other than as disclosed therein).

(i) No authorization, approval or consent of any court or United States federal or state governmental authority or agency is necessary in connection with the sale of the Securities hereunder.

(j) The Company and its Subsidiaries possess such material certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by them, and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, nor, to the knowledge of the Company, are any such proceedings threatened or contemplated.

(k) The Company has full power and authority to enter into this Agreement, and each of this Agreement, the Purchase Agreement and the Deposit Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

(l) The Company, when taken together with its Subsidiaries, has good and marketable title to all of the properties and assets reflected in the audited financial statements contained in the Prospectus, subject to no lien, mortgage, pledge or encumbrance of any kind except those reflected in such financial statements (or as otherwise described in the Prospectus) or which are not material or which constitute customary provisions of mortgage loans secured by the Company's or its Subsidiaries properties creating obligations of the Company or its Subsidiaries with respect to proceeds of the properties, environmental liabilities and other customary protections for the mortgagees.

(m) There is no contract, agreement, indenture or other document to which the Company or any of its Subsidiaries is a party required to be filed as an exhibit to the Company's Annual Report on Form10-K for the fiscal year ended December31, 2003 or any subsequent Exchange Act filings prior to the date hereof that has not been so filed as required.

(n) Any certificate signed by any officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed a representation and warranty by the Company to the Placement Agent as to the matters covered thereby.

6. The Placement Agent represents and warrants to the Company that, (i) it is registered as a broker-dealer under the Exchange Act and licensed or otherwise qualified to do business as a broker-dealer in all states in which it will offer any Securities pursuant to this Agreement, (ii) it will not provide the potential investors with any information or other materials other than the Prospectus and (iii) the Placement Agent will only act as agent in those jurisdictions in which it is authorized to do so.

7. Please be advised that the Placement Agent and its affiliates are engaged in a broad range of securities activities and financial services. In the ordinary course of the Placement Agent's business, the Placement Agent or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for the Placement Agent's own account or the accounts of customers, in debt or equity securities of any prospective investor, the Company or any other company that may be involved in any proposed offering of the Securities and (ii) may at any time be providing or arranging financing and other financial services to a prospective investor or other companies that may be involved in a competing transaction.

8. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company and you and the other parties entitled to indemnification pursuant to the terms of Section 3, and the respective successors and assigns of such parties. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof. This Agreement may not be assigned by the Company or you without the prior written consent of the other party hereto. The last sentence of Section 3(b) and Sections 3(c), 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

9. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be amended only in a writing that is executed by each of the parties hereto.

10. This Agreement shall be governed by the laws of the State of New York governing contracts made and to be performed in such State without giving effect to principles of conflicts of law. Any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Offer, and the Placement Agent's activities pursuant to, or the performance by the Placement Agent of the services contemplated by, this Agreement is hereby waived. The Company hereby submits to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby. The Company agrees that any legal suit, action or proceeding brought by the Placement Agent, any of its affiliates or any indemnified party to enforce any rights under or with respect to this Agreement or the Offer may be instituted in any state or federal court in the City of New York, State of New York, waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. Nothing in this Section 10 shall affect the right of the Placement Agent, any of its affiliates or any indemnified party to serve process in any manner permitted by law or limit the right of the Placement Agent, any of its affiliates or any indemnified party to bring proceedings against the company in the courts of any jurisdiction or jurisdictions.

11. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided below and return a signed copy of this letter to the Company.

Sincerely,

ASSOCIATED ESTATES REALTY CORPORATION

By: /s/ Jeffrey I. Friedman

Name: Jeffery I. Friedman

Title: President & CEO

Accepted by:

COHEN & STEERS CAPITAL ADVISORS, LLC

By: /s/ Bradley G. Razook

Name: Bradley G. Razook

Title: Managing Director